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Exhibit 4

EXECUTION COPY

STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT (the "Agreement") is entered into as of June 9, 2004, by and among Petro-Canada (US) Holdings Ltd., a Delaware corporation ("Parent"), Raven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and the stockholder listed on Schedule I hereto (the "Stockholder") of Prima Energy Corporation, a Delaware corporation (the "Company").

RECITALS

        WHEREAS, Parent, Merger Subsidiary and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides, among other things, that Merger Subsidiary will make a cash tender offer (the "Offer") for all of the issued and outstanding shares of Company Common Stock (as defined below) and, following the consummation of the Offer, will merge with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

        WHEREAS the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of securities of the Company as indicated on the Schedule I to this Agreement;

        WHEREAS, the Company has advised Parent and Merger Subsidiary that the Board of Directors of the Company has unanimously approved the terms of this Agreement, and such approval has not been withdrawn; and

        WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholder is entering into this Agreement.

        NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Certain Definitions.

        For purposes of this Agreement:

          (a)   "Company Common Stock" shall mean the common stock, par value $0.015 per share, of the Company.

          (b)   "Expiration Date" shall mean the earliest of:

              (i)  the date upon which the Merger Agreement is validly terminated pursuant to Section 7.01 thereof;

             (ii)  the date on which Merger Subsidiary shall have purchased and paid for all of the Subject Securities; and

            (iii)  the date upon which the Merger becomes effective.

          (c)   The Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

          (d)   "Person" shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

          (e)   "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock and any securities issued or exchanged with respect to such shares of Company Common Stock) Owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

          (g)   A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respect to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby.

          (h)   Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2. Transfer of Subject Securities.

        (a)   Transferee of Subject Securities to be Bound by this Agreement. The Stockholder agrees that, except as may be provided herein, during the period from the date of this Agreement through the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected; provided, that nothing in this Agreement shall prohibit the Stockholder from Transferring Subject Securities to Merger Subsidiary pursuant to Section 3 hereof.

        (b)   No Transfer of Voting Rights. The Stockholder shall ensure that, during the period from the date of this Agreement through the Expiration Date: (i) none of the Subject Securities Owned by the Stockholder is deposited into a voting trust; and (ii) no proxy is granted (except to consummate the transactions contemplated hereby), and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by the Stockholder.

Section 3. Tender of Subject Securities.

        The Stockholder agrees:

          (a)   (i) to tender the Company Common Stock Owned by the Stockholder into the Offer (the "Tendered Shares") promptly, and in any event no later than the tenth Business Day following the commencement of the Offer, or, if the Stockholder has not received the Offer Documents by such time, within five Business Days following receipt of such documents but in any event prior to the date of expiration of such Offer, in each case free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, "Liens") and (ii) not to withdraw any Company Common Stock so tendered so long as there is no decrease in the Offer Price and the Offer Price is payable in cash. The Stockholder shall make such tender of the Tendered Shares into the Offer pursuant to the terms and conditions of the Offer including without limitation (x) the delivery to the depositary for the Offer (1) a completed and executed letter of transmittal in customary form with respect to the Tendered Shares complying with the terms of the Offer, (2) certificates representing the Tendered Shares and (3) any other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) the delivery of instructions to its broker or such other Person who is the holder of record of any Tendered Shares beneficially owned by the Stockholder to make such delivery to the depositary for the Offer. The Stockholder shall have no obligations or liabilities to Parent or Merger Subsidiary under this Section 3(a) at any time after the Expiration Date. If the Stockholder acquires additional Subject Securities after the date hereof, the Stockholder shall tender (or cause the record holder to tender) such Subject Securities on or before the tenth Business Day following the commencement of the Offer, or, if later, on or before the fifth Business Day after such acquisition but in any event prior to the date of expiration of the Offer. The Stockholder acknowledges and agrees that the obligation of Merger Subsidiary to accept for payment and pay for any Subject Securities in the Offer is subject to the terms and conditions of the Offer (as described in the Merger Agreement). Parent and Merger Subsidiary acknowledge that the Stockholder's obligation to sell any Subject Securities to Merger Subsidiary is expressly conditioned upon Merger Subsidiary's acceptance and payment for the Subject Securities in the Offer pursuant to the terms of the Offer as the same may be amended from time to time, consistent with the terms of this Agreement and the Merger Agreement; and

          (b)   to permit Parent, Merger Subsidiary and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) and any similar filing required by applicable law in connection with the transactions contemplated by the Offer and Merger Agreement, the Stockholder's identity and ownership of the Subject Securities and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

          (c)   In the event that the Stockholder tenders the Tendered Shares into the Offer and the Merger Agreement is validly terminated pursuant to Section 7.01 thereof, Parent and Merger Subsidiary shall cause the Tendered Shares and related Offer Documents to be returned to the Stockholder in accordance with the terms and conditions of the Offer as described in the Merger Agreement and the Offer Documents.

Section 4. Voting of Subject Securities.

        Stockholder Agreement.    The Stockholder agrees that, during the period from the date of this Agreement until the Expiration Date:

          (a)   at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, the Stockholder shall (i) appear at the meeting, or otherwise cause all shares of Company Common Stock Owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, (ii) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (iii) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted, against (A) any Acquisition Proposal (other than one by Parent or Merger Subsidiary) and (B) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent or Merger Subsidiary of any material portion of the benefits anticipated by Parent or Merger Subsidiary to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Merger Subsidiary; and

          (b)   in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, the Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by the Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

Section 5. No Solicitation.

        During the period from the date of this Stockholder Agreement through the Expiration Date, the Stockholder shall not, nor shall the Stockholder authorize or permit any representative of the Stockholder to, directly or indirectly take any action (including to solicit, initiate or encourage, cooperate with or facilitate, the making, submission or announcement of any Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Subject Securities) prohibited by Section 5.03 of the Merger Agreement. The Stockholder will notify Parent promptly (but in any event within 24 hours after receipt of any Acquisition Proposal) if any party contacts such Stockholder following the date of this Agreement concerning any Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Subject Securities. Nothing contained in this Section 5 shall prevent any person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including, without limitation, taking any actions permitted under Section 5.03 of the Merger Agreement. In addition, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or restrict any designee or affiliate of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person's sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of the Company). The Stockholder shall have no liability to Parent, Merger Subsidiary or any of their respective affiliates under this Agreement as a result of any action or inaction by any designee or affiliate of Stockholder who is a director or officer of the Company, in either case serving on the Company's board of directors or as an officer of the Company and acting in such person's capacity as a director, officer or fiduciary of the Company.

Section 6. Representations and Warranties of Stockholders.

        The Stockholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

          (a)   Due Organization; Qualification. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of the State of its incorporation, formation or organization. The Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to so qualify or be licensed would not have a material adverse effect on the Stockholder.

          (b)   Power; Due Authorization; Binding Agreement. The Stockholder, if an individual, has full legal capacity and, if an entity, full entity power and full entity authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and to general principles of equity.

          (c)   No Conflicts or Consents.

              (i)  The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not: (A) conflict with or violate any certificate of incorporation or bylaws or equivalent organizational documents of the Stockholder, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties or assets is or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any contract, agreement or understanding to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's affiliates or properties is or may be bound or affected.

             (ii)  The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require (A) any consent, authorization or permit of, or filing with or notification to, any Governmental Entity, other than any filings required under the Exchange Act, or (B) any consent or approval of any other Person.

          (d)   Title to Securities. As of the date of this Agreement: (i) the Stockholder has good and marketable title to, and is the sole legal, record and beneficial owner free and clear of any Liens of, the number of outstanding shares of Company Common Stock set forth under the heading "Company Common Stock Owned" on Schedule I hereto; (ii) the Stockholder holds (free and clear of any Liens) the options or other rights to acquire shares of Company Common Stock ("Company Options") set forth under the heading "Company Options" on Schedule I hereto; and (iii) other than the "Company Common Stock Owed" on Schedule I hereto and the Company Options, the Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company.

          (e)   Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Entity that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

          (f)    Stockholder Has Adequate Information. The Stockholder is a sophisticated seller with respect to the Subject Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Subject Securities and has independently and without reliance upon either Parent or Merger Subsidiary and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges and confirms that (i) Parent or Merger Subsidiary may possess or hereafter come into possession of certain non-public information concerning the Subject Securities and the Company which is not known to the Stockholder and which may be material to the Stockholder's decision to sell the Subject Securities ("Parent's Excluded Information"), (ii) the Stockholder has requested not to receive Parent's Excluded Information and has determined to sell the Subject Securities notwithstanding its lack of knowledge of Parent's Excluded Information, and (iii) neither Parent nor Merger Subsidiary shall have any liability or obligation to the Stockholder in connection with, and the Stockholder hereby waives and releases Parent and Merger Subsidiary from, any claims which the Stockholder or its successors and assigns may have against Parent or Merger Subsidiary (whether pursuant to applicable securities laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information.

          (g)   Accuracy of Representations. The representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and will be true and correct in all material respects at all times until the Expiration Date. Parent and Merger Subsidiary each acknowledges that the Stockholder has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 7. Further Assurances.

        From time to time the Stockholder, Parent and Merger Subsidiary shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the other parties hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 8. Miscellaneous.

        (a)   Specific Performance. The Stockholder agrees that in the event of any breach or threatened breach by the Stockholder of any covenant, obligation or other provision contained in this Agreement, Parent and Merger Subsidiary shall be entitled (in addition to any other remedy that may be available to Parent or Merger Subsidiary) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent, Merger Subsidiary nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(a) and Stockholder irrevocably waives any right such Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        (b)   Notices. Any notice or other communication required or permitted to be delivered to Parent, Merger Subsidiary or the Stockholder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

    If to Parent or Merger Subsidiary, to:

    Petro-Canada
    150 6th Avenue S.W.
    Calgary, Alberta, Canada T2P 3E3
    Attention: Hugh Hooker, Associate General Counsel
    Telephone: (403) 296-7778
    Facsimile: (403) 296-4910

    If to the Stockholder: to the address set forth on the signature page hereto.

        (c)   Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

        (d)   Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Agreement or otherwise: (i) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8(b) hereof.

        (e)   Waiver. No failure of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        (f)    Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any other party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        (g)   Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        (h)   Entire Agreement. This Agreement sets forth the entire understanding of Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof and supersedes all other prior agreements and understandings between Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof.

        (i)    Non-exclusivity. The rights and remedies of any party to this Agreement are not exclusive of or limited by any other rights or remedies which such party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

        (j)    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Subsidiary and the Stockholder.

        (k)   Assignment; Binding Effect. Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties, and any attempted or purported assignment or delegation of any of such interests or obligations without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each party's heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of each party and their successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred until such time as is provided in clause (n) below.

        (l)    No Third Party Beneficiaries. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Subsidiary, the Stockholder and their successors and assigns) any rights or remedies of any nature.

        (m)  Expenses. Except as specifically provided elsewhere in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        (n)   Termination. This Agreement shall automatically terminate and be of no further force and effect on the Expiration Date; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any previous breach of this Agreement by such party.

        (o)   No Exercise Requirement. Nothing in this Agreement shall obligate the Stockholder to exercise or convert any Company Options that are Owned by the Stockholder. The Stockholder shall not exercise any Company Options prior to the expiration of the Offer unless the Stockholder promptly tenders the Company Common Stock received (in accordance with Section 3(a) hereof) and does not withdraw such Company Common Stock from the Offer; it being expressly understood that this obligation shall cease immediately upon the Expiration Date.

        (p)   Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or the acquisition of additional Company Common Stock or other securities or rights of the Company by the Stockholder, through the exercise of options or otherwise, the number of Subject Securities shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Company Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

        (q)   Stockholder Capacity. No person executing this Agreement (including, without limitation, such person's representatives, designees or affiliates) who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his capacity as such director or officer. The Stockholder executes this Agreement solely in its capacity as the Owner of Subject Securities (as further set forth on Schedule I hereto), and nothing herein shall limit or affect any actions taken by the Stockholder (including, without limitation, such person's representatives, designees or affiliates) in that person's capacity as an officer or director of the Company.

        (r)   Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between such Stockholder, on the one hand, and the Company, Parent or Merger Subsidiary, on the other. The existence of any claim or cause of action by Stockholder against the Company, Parent or Merger Subsidiary shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder.

        (s)   Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that, the stop transfer order shall not restrict or prohibit any Transfer of the Subject Securities if such transfer is made pursuant to the Offer or such Transfer is made at any time following the Expiration Date.

        (t)    Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        (u)   Construction.

              (i)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

             (ii)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[The remainder of this page is intentionally blank]

        IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Stockholder have caused this Agreement to be executed as of the date first written above.

PETRO-CANADA (US) HOLDINGS LTD.
By:	/s/ KATHLEEN E. SENDALL Name: Kathleen E. Sendall Title: President
RAVEN ACQUISITION CORP.
By:	/s/ HUGH L. HOOKER Name: Hugh L. Hooker Title: President
STOCKHOLDER:
/s/ CATHERINE J. PAGLIA Catherine J. Paglia

Schedule I

Stockholder	Company Common Stock Owned	Company Options Owned
Catherine J. Paglia	4,495	45,000

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STOCKHOLDER AGREEMENT